UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 21, 2017

RMG NETWORKS HOLDING CORPORATION

 (Exact Name of Registrant as Specified in Charter)

Delaware	001-35534	27-4452594
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

15301 North Dallas Parkway Suite 500 Addison, TX	75001
(Address of Principal Executive Offices)	(Zip Code)

(800) 827-9666

 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on September 19, 2016, RMG Networks Holding Corporation (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that the Company’s common stock had not maintained for 30 consecutive business days a minimum closing bid price of $1.00 per share (“Minimum Bid Price Requirement”) as required by the Nasdaq Listing Rules, and that the Company had 180 calendar days to remedy the noncompliance.

On March 21, 2017, Nasdaq notified the Company that while the Company had not regained compliance with the Minimum Bid Price Requirement, it was eligible for an additional 180-day grace period, or until September 18, 2017, to regain compliance with the Minimum Bid Price Requirement. Nasdaq’s determination was based on the Company having met the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on The Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement, and on the Company’s written notice to Nasdaq of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

If the Company does not regain compliance with the Rule by September 18, 2017, the Staff will provide written notification to the Company that its common stock will be delisted. At that time, the Company may appeal the Staff’s delisting determination to a NASDAQ Hearings Panel (the “Panel”). We would remain listed pending the Panel’s decision. There can be no assurance that, if the Company were to appeal the delisting determination by the Staff to the Panel, such appeal would be successful.

On March 22, 2017, the Company issued a press release regarding the matters described above.  The full text of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.        Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description
99.1	Press release issued March 22, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: March 22, 2017
RMG NETWORKS HOLDING CORPORATION

	By:	/s/ Robert R. Robinson
Name: Robert R. Robinson
Title: Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued March 22, 2017.